Exhibit 10.32

STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE

AMENDMENT TO LEASE

     THIS AMENDMENT TO LEASE (“Amendment”) is made and effective as of the 1st day of August, 2004 by and between Carolina Hosiery Mills, Inc., a North Carolina corporation trading as Alamance Industrial Park (“Landlord”) and TriPath Imaging, Inc., a Delaware corporation which changed its name from AutoCyte, Inc. (“Tenant”);

WITNESSETH THAT:

     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated July 28, 1997, as amended by letter agreement dated March 1, 1999 (collectively “the Lease”) relative to that certain building and land located at 780-784 Plantation Drive, Burlington, North Carolina (“the Premises”); and

     WHEREAS, all capitalized terms defined in the Lease shall have the same meanings when used herein as defined therein, with such amendments thereto as are expressly set forth hereinafter; and

     WHEREAS, Tenant desires to extend the term of the Lease and Tenant and Landlord have agreed to certain amendments to the Lease as expressly set forth hereinafter;

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant hereby agree and amend the Lease as follows:

     1. Extension of Term of Lease. The Initial Term of the Lease expires on August 20, 2005. Landlord and Tenant do hereby covenant and agree to extend the Term of the Lease from August 20, 2005 to and including December 31, 2018 (“Extension Term”). The foregoing Extension Term of the Lease shall be in lieu of and in replacement of the Renewal Term(s) set forth in Paragraph 2 of the Lease and therefore, the option to renew set forth in Paragraph 2 of the Lease is hereby deleted therefrom.

     2. Construction of Addition to the Premises. Landlord agrees to design and build a twenty- six thousand (26,000) square foot, plus or minus, addition to the Premises in accordance with plans therefor prepared by Alley Williams Carmen King, Inc. and agreed upon by Landlord and Tenant (“the Addition”). Landlord and Tenant agree to act in a commercially reasonable manner with respect to the approval of such plans for the Addition. In addition, Landlord agrees to renovate the existing Premises as specified by Tenant (“the Renovation”). Landlord shall complete the Addition and the Renovation in a good and workmanlike manner. Landlord shall be responsible for and shall pay for the costs and expenses of the Addition and the Renovation in an amount not to exceed Three Million Three Hundred Thousand Dollars ($3,300,000.00). All costs and expenses associated with the Addition and the Renovation in excess of Three Million

Three Hundred Thousand Dollars ($3,300,000.00) shall be the responsibility of Tenant and shall be paid by Tenant in cash or as Additional Rent as agreed upon by Landlord and Tenant. The Addition shall be deemed complete upon the issuance of a certificate of occupancy therefor by the City of Burlington. Landlord and Tenant acknowledge that the projected completion date for the Addition is August 31, 2005 and the projected completion date for the Renovation is December 31, 2005.

     3. Acknowledgement of Amount of Adjusted Base Rent. Landlord and Tenant do hereby acknowledge and agree that the Adjusted Base Rent under the Lease through the term thereof as extended herein is and shall be as follows:

          (a) For the period April 1, 2005 until the completion of the Addition and the Renovation, the Adjusted Base Rent shall be Three Hundred Nine Thousand Six Hundred Dollars ($309,600.00) per annum, payable in monthly installments of Twenty Five Thousand Eight Hundred Dollars ($25,800.00);

          (b) Upon the completion of the Addition and Renovation through December 31, 2010, the Adjusted Base Rent shall be Five Hundred Fifty Five Thousand Dollars ($555,000.00) per annum, payable in monthly installments of Forty Six Thousand Two Hundred Fifty Dollars ($46,250.00). In the event the completion of the Addition and the Renovation occurs on a date other than the first day of a month, the Adjusted Base Rent for the month of such completion shall be paid at the rate set forth in (a) above until the date of completion and at the rate set forth herein through the end of such month;

          (c) For the period January 1, 2011 through December 31, 2015, the Adjusted Base Rent shall be Six Hundred Thirty Eight Thousand Two Hundred Fifty Dollars ($638,250.00) per annum, payable in monthly installments of Fifty Three Thousand One Hundred Eighty Eight Dollars ($53,188.00); and

          (d) For the period January 1, 2016 through December 31, 2018, the Adjusted Base Rent shall be Seven Hundred Thirty Three Thousand Nine Hundred Eighty Dollars ($733,980.00) per annum, payable in monthly installments of Sixty One Thousand One Hundred Sixty Five Dollars ($61,165.00).

Such monthly installments of Adjusted Base Rent shall be paid in advance and shall be due on the first day of each month, but payable on or before the 10th day of each month through the expiration of the term as extended herein. By virtue of the foregoing agreed upon adjustments to the Adjusted Base Rent, the Additional Rent contemplated in Paragraph 4 of the Lease shall no longer be applicable.

     4. Abatement of Adjusted Base Rent. In consideration for the extension of the term of the Lease herein, Landlord has agreed to an abatement of the Adjusted Base Rent in the total amount of Two Hundred Seventeen Thousand Nine Hundred Seven and 44/100 Dollars ($217,907.44) to be applied as follows: (i) the Adjusted Base Rent due on August 1, 2004, September 1, 2004, October 1, 2004, November 1, 2004, December 1, 2004, January 1, 2005, February 1, 2005 and March 1, 2005 shall be abated in full.

     5. Tenant’s Option to Terminate Lease. Notwithstanding anything contained in the Lease, as amended by this Amendment, to the contrary, Tenant shall have the right and option to terminate the Lease effective December 31, 2015 upon the terms and conditions expressly set forth hereinafter. Provided there are no uncured breaches or defaults under the Lease on the part of Tenant and all Adjusted Base Rent and other amounts due from Tenant through December 31, 2015 have been paid in full, upon at least twelve (12) months prior written notice from Tenant to Landlord, Tenant shall have the right and option to terminate the Lease effective December 31, 2015 upon the payment by the Tenant to Landlord of a lump sum buyout amount of One Million Three Hundred Seventy Five Thousand Dollars ($1,375,000.00) (“the Lease Buyout Payment”). In the event (i) Tenant provides Landlord with at least twelve (12) months prior written notice of Tenant’s election to exercise the Tenant’s right and option to terminate the Lease effective December 31, 2015, (ii) there are no uncured breaches or defaults under the Lease on the part of Tenant as of December 31, 2015, (iii) all Adjusted Base Rent and other amounts due from Tenant through December 31, 2015 have been paid in full and (iv) the Lease Buyout Payment is received by Landlord on or before December 31, 2015, then upon compliance by Tenant with the foregoing, the Lease shall terminate and lapse effective December 31, 2015 and any and all obligations and liabilities thereunder shall lapse, cease and terminate, with the exception of any liability or obligation which survives termination of the Lease pursuant to the express terms of the Lease relative thereto.

     6. Construction of Antibody Suite. Landlord and Tenant acknowledge that Tenant is currently converting a portion of the Premises and constructing an antibody suite. Tenant shall complete such conversion and construction in a good and workmanlike manner, free of any and all liens resulting therefrom. Landlord does hereby agree to reimburse Tenant for the costs of the construction of such antibody suite in an amount not to exceed Thirty Five Thousand Dollars ($35,000.00). Any and all costs of the construction of such antibody suite in excess of Thirty Five Thousand Dollars ($35,000.00) shall be the responsibility of Tenant and shall be promptly paid by Tenant.

     7. Effect of Amendment. Unless expressly modified or amended hereinbefore, the remainder of the Lease shall remain as expressly set forth therein during the term thereof as extended herein. The portions of the Lease not expressly modified or amended hereinbefore are hereby incorporated herein in full by reference and made a part of this Amendment by virtue thereof. The Lease may only be further amended by a written instrument executed by Landlord and Tenant.

     IN WITNESS WHEREOF, Landlord and Tenant, by and through theft duly authorized officers, have executed this Amendment under seal as of the day and year first above written.

Landlord:

Carolina Hosiery Mills, Inc.,
a North Carolina corporation
trading as Alamance Industrial Park

By:	/s/ Maurice J. Koury	(SEAL)

Name:	Maurice J. Koury
Title:	President

Tenant:

TriPath Imaging, Inc.,
a Delaware corporation
which changed its name from
AutoCyte, Inc.

By:	/s/ Stephen P. Hall	(SEAL)

Name:	Stephen P. Hall
Title:	SVP & CFO